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                                                                   EXHIBIT 10.39

                               SEVERANCE AGREEMENT

         THIS SEVERANCE AGREEMENT ("Agreement") is made and entered into by and between SHERRY NOREEN ("Noreen") and SMITH & WESSON HOLDING CORP., ("S&W") as of this 5th day of December, 2003.

                                    RECITALS:

         A. Noreen was employed by S&W as its Secretary and was also a member of the Board of Directors of S&W through December 5, 2003.

         B. On December 1 2003, the Audit Committee of the Board of Directors of S&W learned that she would resign as Secretary and from the Board of Directors effective as of December 5, 2003.

         C. S&W has agreed to provide severance payments to Noreen through the end of the 2004 calendar year.

         D. The parties desire to document the terms of the severance agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

                                   AGREEMENT:

1. RESIGNATION BY NOREEN. Noreen's last day of employment with S&W shall be December 5, 2003 (the "Resignation Date").

2. CONSIDERATION BY S&W. In consideration of Noreen's performance of his obligations under this Agreement and in satisfaction of all claims and benefits under any employee benefit plans maintained by S&W, S&W shall provide Noreen with the following consideration.

         2.1. Severance Payments. S&W shall pay Noreen $36,000, payable in semi-monthly installments either by check or direct deposit, beginning on the next regularly scheduled pay period and continuing through December 31, 2004 (the "Severance Period").

         2.2. Stock Options. As provided in S&W's 2001 Stock Option Plan, dated May 31, 2001 (the "Option Plan"), Noreen may, within three (3) months following the Resignation Date, purchase any of the shares to which she was entitled to exercise her option as of the Resignation Date.

         2.3. Withholding. All payments and benefits under this Section are subject to applicable federal withholding tax and any other taxes as required by law. Noreen understands that she will receive no other wage, benefit, or other payment from S&W other than the consideration described in this Section.
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3.       VOTING OF SHARES.

         At all votes of shareholders of S&W on or before December 31, 2005, Noreen shall not directly or indirectly cause or permit any shares beneficially owned by Noreen to be voted for any person other than the nominees recommended by the Nominating Committee of the Board of Directors of S&W and nominated by the Board of Directors in S&W's proxy statements. The foregoing voting obligations shall not apply if either Mitchell Saltz or Colton Melby are not recommended by the Nominating Committee to be nominated to stand for election to the Board of Directors by the shareholders.

4.       NON-DISPARAGEMENT.

         Neither (i) the officers or directors of S&W and its affiliates nor
(ii) Noreen and her affiliates (including Noreen's trust beneficiaries, representatives, agents, attorneys, dependents, administrators, executors, heirs, assigns, predecessors and successors-in-interest) shall provide oral or written information or disparage or in any manner cause harmful remarks or comments to be disseminated to any third parties regarding the business, aptitude, skills, practices, procedures, operations, methods, or any other subject which may have a detrimental impact on the future business prospects or extant business relationships of the other, except as required by law if called as a witness in any court proceedings.

         4.1. Injunctive Relief. Noreen and S&W each acknowledge that the restrictions contained in this Section 3 are a reasonable and necessary protection of the immediate interests of each of them and that any violation of these restrictions would cause substantial injury to the other. In the event of a breach or threatened breach by Noreen or S&W of these restrictions, S&W or Noreen, as applicable, shall be entitled to apply to any court of competent jurisdiction for an injunction restraining the breaching party from such breach or threatened breach; provided, however, that the right to apply for an injunction shall not be construed as prohibiting S&W or Noreen from pursuing any other available remedies for such breach or threatened breach.

5.       SUCCESSORS.

         This Agreement shall be binding upon Noreen and upon her heirs, administrators, representatives, executors, successors and assigns. This Agreement shall be binding upon S&W and upon its heirs, administrators, representatives, executors, successors and assigns.

6.       ASSIGNMENT OF PAYMENTS.

         Any right or interest to or in any payments shall be fully assignable by Noreen including but not limited to one or more beneficiaries to receive any amount that may be payable after her death (and shall remain enforceable by Noreen's estate).

7.       GOVERNING LAW.

         This Agreement is made and entered into in the State of Arizona and shall in all respects be interpreted, enforced and governed under the laws of that state.

8.       VENUE.

         Noreen and S&W hereby irrevocably agree that any legal action or proceeding arising out of or relating to this Agreement or any actions contemplated hereby shall be brought in a court of competent jurisdiction located in the state of Arizona. Noreen and S&W hereby expressly submit to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waive any claim of improper

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venue and any claim that such courts are an improper forum. Noreen and S&W hereby irrevocably consent to the service of process of any of the aforementioned courts in any suit, action or proceeding.

9.       SEVERABILITY.

         Should any of the provisions of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

10.      SUCCESSORS TO S&W.

         Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of S&W and any successor of S&W, including, without limitation, any corporation or corporations acquiring directly or indirectly all or substantially all of the assets of S&W whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed "S&W" for the purposes of this Agreement), but shall not otherwise be assignable by S&W.

11.      ENTIRE AGREEMENT.

         This Agreement sets forth the entire agreement between the parties thereto and fully supersedes any and all prior agreements, other than the Indemnification Agreement dated September, 2002, the Option Plan and any applicable stock option agreement, for understandings between the parties thereto pertaining to the subject matter thereof.

                                   /s/Sherry Noreen
                                   ------------------------------------------
                                   Sherry Noreen

                                   SMITH & WESSON HOLDING CORPORATION


                                   By:  /s/Roy C. Cuny
                                        --------------------------------------
                                   Its: Chief Executive Officer and Chairman
                                        of the Board

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